EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Elite Performance Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(3)	457(o)	$$4.00	$15,000,000		0.00015310	$2,296.50
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(g)	$$4.00	$8,049,032	(4)	0.00015310	$1,232.31
	Total Offering Amounts				$23,049,032			$3,528.81
	Total Fees Previously Paid							$-
	Total Fee Offsets							-
	Net Fee Due							$3,528.81

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares to be sold upon exercise of the underwriters’ option to purchase additional shares.

(2)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Includes shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments.

(4)

For purposes of calculating the proposed maximum aggregate offering price, we have multiplied 2,012,258 (which includes 1,060,000 shares issuable upon the exercise of certain outstanding warrants) representing the number of shares covered by the Resale Prospectus by an assumed price of $4.00 per share.